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                                  This filing is made pursuant to Rule 424(b)(2)
                                  under the Securities Act of 1933 in connection with Registration No. 333-121913.


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                                                           CPS
                                                 CURRENT INTEREST RATES

                                 This is a supplement to the Prospectus dated April 27, 2006

                            CURRENT INTEREST RATES FOR RENEWABLE UNSECURED SUBORDINATED NOTES
                                      OFFERED BY CONSUMER PORTFOLIO SERVICES, INC.

                           INTEREST RATES EFFECTIVE FEBRUARY 11, 2007 THROUGH MARCH 31, 2007

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    PORTFOLIO
    AMOUNT (1)            $1,000 - $4,999          $5,000 - $9,999          $10,000 - $14,999          $15,000 - $24,999
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                       Interest     Annual      Interest      Annual      Interest      Annual     Interest       Annual
    NOTE TERM           Rate %      Yield %      Rate %       Yield %      Rate %      Yield %      Rate %       Yield %
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
          3 MONTH (2)     6.25        6.45         6.25         6.45         6.25         6.45        6.25         6.45
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          6 MONTH (2)     7.10        7.36         7.10         7.36         7.10         7.36        7.10         7.36
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           1 YEAR (3)     8.85        9.25         8.85         9.25         8.85         9.25        8.85         9.25
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           2 YEAR (3)    10.00       10.52        10.45        11.01        10.80        11.40       11.15        11.79
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           3 YEAR (3)    10.45       11.01        11.00        11.63        11.45        12.13       11.90        12.63
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           4 YEAR (3)    10.90       11.51        11.55        12.24        12.00        12.75       12.45        13.26
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           5 YEAR (3)    11.30       11.96        12.10        12.86        12.55        13.37       13.10        13.99
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          10 YEAR (3)    11.70       12.41        11.70        12.41        11.70        12.41       11.70        12.41
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    PORTFOLIO
    AMOUNT (1)          $25,000 - $49,999        $50,000 - $74,999         $75,000 - $99,999        $100,000 OR MORE
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                       Interest     Annual      Interest      Annual      Interest      Annual     Interest      Annual
    NOTE TERM           Rate %      Yield %      Rate %       Yield %      Rate %      Yield %      Rate %       Yield %
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          3 MONTH (2)      6.60        6.82         6.95         7.20         7.30         7.57        7.65         7.95
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          6 MONTH (2)      7.45        7.73         7.80         8.11         8.15         8.49        8.50         8.87
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           1 YEAR (3)      9.20        9.64         9.55        10.02         9.90        10.41       10.25        10.79
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           2 YEAR (3)     11.50       12.19        11.85        12.58        12.20        12.97       12.55        13.37
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           3 YEAR (3)     12.25       13.03        12.60        13.43        12.95        13.82       13.30        14.22
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           4 YEAR (3)     12.80       13.65        13.15        14.05        13.50        14.45       13.85        14.85
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           5 YEAR (3)     13.45       14.39        13.80        14.79        14.15        15.20       14.50        15.60
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          10 YEAR (3)     12.05       12.80        12.40        13.20        12.75        13.60       13.10        13.99
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         1)       We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

         2)       The annual yield calculation assumes that:
                  a.       the term of the note is renewed sequentially for an entire year,
                  b.       the interest earned during each term is included in the principal amount for the next term,
                  c.       the listed interest rate is the interest rate for each term,
                  d.       and the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

         3)       The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

         The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated April 27, 2006. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.


              INTEREST RATES FOR NOTES PURCHASED OR RENEWED AFTER MARCH 31, 2007 ARE SUBJECT TO CHANGE.
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